EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion of our report dated February 14, 2005 on the balance sheet of Discovery Bank as of December 31, 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2004 (as originally issued prior to the consolidation of Discovery Bancorp as described in Note 1 to the financial statements) in this Registration Statement on Form SB-2 and the reference to us under the heading “Experts” in the Registration Statement.
Bellingham, Washington
June 27, 2006
A member of
Moores Rowland International
an association of independent
accounting firms throughout
the world.